UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                         ----------------------
                               FORM 8-K
                         ----------------------

                            CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of Earliest Event Reported): February 17, 2011


                           MMAX MEDIA, INC.
           --------------------------------------------------
           (Exact Name of Registrant as Specified in Charter)


          Nevada               000-53574             20-4959207
----------------------------  -----------       -------------------
(State or Other Jurisdiction  (Commission       (IRS Employer
of Incorporation)             File Number       Identification No.)

            4600 Greenville Ave., Suite 240, Dallas, TX 75206
            -------------------------------------------------
                (Address of Principal Executive Offices)

           Registrant's Telephone Number, Including Area Code:
                           (972) 719-0170
                       -----------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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Item 1.01  Entry Into a Material Definitive Agreement.

On February 15, 2011, MMAX Media, Inc. ("MMAX") entered into an agreement and plan of merger (the "Merger Agreement") to acquire Hyperlocal Marketing, LLC, a Florida limited liability company ("Hyperlocal"), pursuant to which Hyperlocal will be merged with a subsidiary of MMAX and continue its business as a wholly owned subsidiary of MMAX. Pursuant to the terms of the Merger Agreement, Tommy Habeeb shall resign as our chief executive officer and director and Edward Cespedes shall serve as our chief executive officer and director. Hyperlocal is a development stage company that owns and operates products aimed at the location-based marketing industry. The Company develops and markets products that provide merchants and consumers with mobile marketing services and offers, including but not limited to, mobile coupons, mobile business cards, mobile websites, use of SMS short codes, contest management. Hyperlocal was organized in January 2010. Hyperlocal has nominal revenues since its inception.

Under the terms of the Merger Agreement, the Hyperlocal members will receive shares of MMAX common stock such that the Hyperlocal members would own approximately 50.1% of the total shares of MMAX to be issued and outstanding following the merger on a fully diluted basis
(approximately 20,789,395 shares of common stock).

The transaction has been approved by the boards of directors of MMAX and manager of Hyperlocal and requires the approval of the Hyperlocal members and satisfaction of other conditions to closing, including third party financing. Accordingly, investors are advised that there can be no assurance that the merger will be completed. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement filed as an exhibit to this report.


ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 1.01 of this report is hereby incorporated herein by reference. In connection with the transactions contemplated under the Merger Agreement, Edward A. Cespedes was appointed interim president of the Company effective as of February 17, 2011. Mr. Cespedes owns a controlling interest in Hyperlocal and serves as Hyperlocal's chief executive officer. The Company's current officer and director, Mr. Tommy Habeeb, will resign his positions at the closing of the Merger Agreement. Mr. Habeeb shall remain a shareholder of the Company. Following the closing of the Merger Agreement Mr. Cespedes shall be entitled to maintain all of his other business arrangements and shall not be required to spend full time in his position with the Company.

Mr. Cespedes, age 45, has served as the Vice Chairman of Tralliance Registry Management Corporation, the company that manages the .travel Internet domain and was the Company's Chief Executive Officer from 2006 through 2009. Mr. Cespedes has served as President of theglobe.com (otcbb: tglo) since June 2002 and as a director of theglobe.com, Inc. since 1997. Mr. Cespedes also serves as theglobe.com's Chief Financial Officer. Mr. Cespedes is also the President of E&C Capital Ventures, Inc., the general partner of E&C Capital Partners LLP. Mr. Cespedes served as the Vice Chairman of Prime Ventures, LLC, from May 2000 to February 2002. From August 2000 to August 2001, Mr. Cespedes served as the President of the Dr. Koop Lifecare Corporation (formerly Nasdaq:
koop) and was a member of the Company's Board of Directors from January 2001 to December 2001.

Mr. Cespedes will not receive any compensation for services he performs during the period between entering into the Merger Agreement and closing. Following the closing of the Merger Agreement, the Company may enter into an employment agreement with Mr. Cespedes. The Company entered into an Indemnification Agreement with Mr. Cespedes in connection with his appointment as an officer. Under the Indemnification Agreement, the Company has agreed to indemnify Mr. Cespedes to the fullest extent permitted by Nevada law and, in certain circumstances, to pay expenses including attorneys' fees, judgments, fines and settlement amounts incurred by each such director in any action or proceeding brought or asserted against him in his capacity as an officer of the Company.


Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.   Description

   2.1        Merger Agreement dated February 17, 2011

  10.1        Indemnification Agreement dated February 17, 2011

  99.1        Press Release dated February 17, 2011


                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  MMAX MEDIA, INC.
                                  Registrant

                                  /s/ Tommy Habeeb
                                      --------------------
                                By:   Tommy Habeeb
                               Its:   CEO, Director

                             Dated:   February 18, 2011


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